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Exhibit 99.3

Supplemental Reconciliation of Non-GAAP Financial Measures

Reconciliation of Cash Flow from Operating Activities to Free Cash Flow*

Three Months Ended June 30, 2003
Cash flow from operating activities (GAAP)	9,417,414
Capital expenditures	(2,395,876)

Free cash flow	7,021,538

Reconciliation of Net Income to EBITDA* Excluding Non-cash and Non-recurring Items

Three Months Ended June 30, 2003
Net Income (GAAP)	5,601,856
Provision for income taxes	770,950
Depreciation and amortization	3,653,929
Interest income	(278,746)
Interest expense	2,125,759
Unrealized foreign exchange gain	(440,559)
Non-cash gain to mark-to-market interest rate swap	(216,864)
Non-recurring income from settlement with Unilever	(3,802,973)

EBITDA excluding non-cash and non-recurring items	7,413,352

*
Management believes that Free Cash Flow and EBITDA, excluding non-cash and non-recurring items, are useful because they allow investors and management to evaluate and compare the Company's operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard financial measurements under accounting principles generally accepted in the United States (GAAP). Management internally evaluates the performance of its business using both Free Cash Flow and EBITDA measures. EBITDA (excluding EBITDA of our IVC subsidiary) is also a component of certain financial covenants in the Company's debt agreements and, accordingly, must be monitored by management for compliance. It should be noted that Free Cash Flow and EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to cash flow from operating activities or net income, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP. The Company's calculations of Free Cash Flow and EBITDA may be different from the calculation used by other companies and, accordingly, comparability may be limited.

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  Supplemental Reconciliation of Non-GAAP Financial Measures